EXHIBIT 99.1

                                                       RELEASE: IMMEDIATE

                     GETTY PETROLEUM CORP. ANNOUNCES
                          JUDGMENT AGAINST FORMER
                   GETTY CONSTRUCTION COMPANY SUBSIDIARY
                    RESULTING IN A $4.7 MILLION CHARGE



     JERICHO, NY., May 2, 1996 -- Getty Petroleum Corp. (NYSE-GTY) announced today that a federal judge in the Eastern District of New York has entered a judgment in the amount of $8.4 million, plus interest of approximately $2.7 million, in favor of Morrison-Knudsen Company Inc. against Getty's former construction company subsidiary, Slattery Associates Inc., which was sold in 1989.

     The case arose out of a joint venture between Slattery Associates Inc. and Morrison-Knudsen which was established to reconstruct in 1986 a portion of an expressway in Philadelphia. The judgment represents Slattery's share of joint venture construction costs which the Court held Slattery owed. Slattery had contended that Morrison-Knudsen had mismanaged the joint venture and had failed to disclose material facts. Slattery also had contended that certain costs were improperly charged to the joint venture.

     The judgment would result in an after-tax charge to Getty of $4.7 million, or $0.37 per share (net of previously established reserves) which will be provided for in Getty's first fiscal quarter ended April 30, 1996.

     Getty intends to vigorously appeal the judgment.

     Getty Petroleum Corp., one of the nation's largest independent marketers of gasoline and petroleum products, markets in a thirteen state area in the Middle Atlantic and Northeastern areas of the United States. The Company is also a marketer of heating oil and is a wholesale distributor of a variety of petroleum products through its east coast petroleum storage and distribution network.


Contact:  John J. Fitteron
          (516) 338-6000

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